Exhibit 10.18

Rexnord Industries, LLC

Corporate Headquarters

4701 West Greenfield Ave

Milwaukee, Wisconsin 53214

PERSONAL AND CONFIDENTIAL

July 27, 2006

Mr. George Moore

4104 Oakwood Lane

W. Des Moines, IA 50265

Dear George,

On behalf of Rexnord Industries, LLC., I am extremely pleased to offer you the position of Chief Financial Officer, effective on a mutually agreed upon date and based in Milwaukee. In this capacity, you will report directly to Bob Hitt. Below you will find outlined the terms of this offer.

SALARY

This is an exempt position. Your bi-weekly salary will be $15,384.62 (which is $400,000.12 per annum) for the first year and $10,576.93 (which is $275,000.18 annualized) for the second year.1

REXNORD MANAGEMENT INCENTIVE PLAN

You will be nominated to participate in the Rexnord Management Incentive Plan for fiscal year 2006/2007 at a target bonus of 50%. Your participation in the plan commences on date of hire. A copy of the plan is attached for your perusal.

REXNORD SHARE OPTION PLAN

You have been selected to participate in the RBS Global, Inc. Stock Option Plan. You will receive a stock option award of 34,606 options, at an exercise price of $47.50 a share. These options will be awarded through Cypress Group, LLC This benefit is designed to retain and reward executives for value creation. All stock option awards are subject to Board approval. Please find attached a brief description of this plan.

SAVINGS PLAN & RETIREMENT PROGRAM

Effective date of hire, you will be able to participate in the Rexnord 401 K Plan. Rexnord will match 50% of the first 8% of employee contributions. Also, a discretionary Company contribution equal to 3% of an employee’s pay will be contributed on a quarterly basis.

[1]	The parties subsequently agreed to delay the implementation of the reduction of Mr. Moore’s base salary for his second year of employment.

EMPLOYEE HEALTH AND INSURANCE PLANS

You will be eligible for the following comprehensive health and insurance plans, which are detailed in the enclosed information. These benefits will become effective the first day of the month following your date of hire.

•	The Rexnord Medical, Dental and Vision Plans.

•	Noncontributory life insured at 1 times your base pay. You may purchase, at attractive rates, additional coverage including dependent life.

•	Long-term and short-term disability insurance.

TEMPORARY LIVING EXPENSES

The company will reimburse your temporary living expenses. This will include transportation to and from Milwaukee and temporary housing costs.

VACATION

You will be eligible for four weeks of vacation per annum, and these may not be carried over from one year to the next.

COMPANY VEHICLE

You will be eligible to receive a company leased vehicle equal to $42,500 or you may choose an automobile allowance equal to $870 per month. This allowance typically includes insurance, maintenance, gas and leasing costs.

CONDITIONS OF THIS OFFER

This offer is a description of employment and should not be construed as a contract, agreement or commitment of employment by Rexnord Industries, Inc. for any particular period of time or to limit in any way the right of Rexnord Industries, Inc., or yourself to terminate your employment at will. This agreement supersedes and rescinds any and all employment agreements with Rexnord Industries, Inc., whether verbal, written or otherwise expressed or implied. Termination of employment shall not relieve you of any obligations contained in the attached Confidentiality Agreement, which continues in force and effect after the termination of your employment.

In order to comply with the Immigration Reform Control Act of 1986, Rexnord, Industries, Inc. is required to determine your eligibility to work in the United States. Therefore, please provide identification sufficient to establish your authorization status. This identification may include, but is not limited to the following: a valid United States Passport, alien registration card with photograph, or any two (2) of the following: original

Social Security card, valid driver’s license or state ID card per the Employment Eligibility Verification (1-9) form. If you have additional questions regarding acceptable documentation for Employment Eligibility Verification, you can visit the Department of Homeland Security website at http://uscis.gov/graphics/formsfee/forms/files/i-9.pdf. Further, it is our policy to request an original Social Security card from all new hires. If you are unable to locate your Social Security card, you can contact the Social Security Administration to obtain a new copy. We will accept the receipt they provide you until your new card arrives.

This offer is contingent upon the following:

•	A satisfactory drug test result to be completed within 48 hours of receipt of this offer.

•

You not having entered into a signed agreement with a previous employer that contains a non-competition clause that might affect your ability to accept employment with Rexnord, Industries, Inc. If you have entered into such an agreement, you need to forward a copy of the agreement to my attention prior to any further action on this offer.

•	Completion of the Confidentiality and Non-Compete Agreement. This document must be endorsed as a condition of employment before becoming employed.

George, if you have any questions or need clarification please contact me. All of us at Rexnord look forward to the contribution we know you will make to our organization. 1 feel certain that our organization will offer you the level of challenge needed to provide you with a rewarding career.

Please sign in the space below and return to myself, within five business days of receipt of this offer, a signed original indicating your acceptance.

Sincerely,

/s/ Jim Strahley
Jim Strahley
Vice President, Human Resources

Enclosures: Confidentiality Agreement; Benefits Overview, Management Incentive Plan

Offer accepted:

/s/ George Moore
George Moore

September 5, 2006
Date

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